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                                                                     EXHIBIT 3.6


                           CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                               EDT LEARNING, INC.

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)


EDT Learning, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that the following resolutions respecting Series A Preferred Stock were duly adopted by the Corporation's Board of Directors:

WHEREAS, the Certificate of Incorporation of EDT Learning, Inc., a Delaware corporation (the "Company"), authorized the Company to issue a total of 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), which may be divided into one or more series as the Board of Directors may determine;

WHEREAS, the Certificate of Incorporation of the Company expressly vests in the Board of Directors the authority to fix and determine the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Preferred Stock; and

         WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of shares designated as convertible "Series A Preferred Stock."

         NOW, THEREFORE, IT IS HEREBY:

         RESOLVED, that pursuant to the authority granted by the Company's Revised Certificate of Incorporation, the Board of Directors hereby authorize and create a series of preferred stock hereby of 400,000 shares of the 10,000,000 of authorized preferred stock, having a par value of $0.001 per share (the "Series A Preferred Stock"). The Series A Preferred Stock shall have the rights, designations, powers, preferences, and qualifications, limitations and restrictions set forth as follows:

                  1. Dividend Rights. The holders of Series A Preferred Stock shall be entitled to receive dividends, but only out of funds that are legally available therefor, at the rate of 8% of the Series A Original Issue Price (as defined below) per annum (the "Series A Dividend Rate") on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). For any share of Series A Preferred Stock, such dividends shall begin to accrue commencing upon the first date such share is issued and becomes outstanding (the "Original Issue Date") and shall be payable quarterly in cash on the first day of each calendar quarter beginning in the calendar quarter following the Original Issue Date until conversion (each, a "Dividend Payment Date"), provided, that, if any such Dividend Payment Date is not a Business Day, then any such dividend shall be payable on the next Business Day. Subject to the foregoing, any such dividend shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared, provided, however, that such date may not be more than 60 days nor less than 10 days prior to the applicable dividend payment date. Such dividends


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         shall accrue day-by-day and shall be cumulative, whether or not declared by the Board of Directors and whether or not there shall be funds legally available for the payment of dividends. The original issue price of the Series A Preferred Stock shall be $10.00 per share (the "Series A Original Issue Price"). Dividends payable for any period shorter or longer than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends in arrears may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, without reference to any regular Dividend Payment Date. Any dividend paid upon the Series A Preferred Stock at a time when any accrued dividends for any prior periods are delinquent shall be expressly declared as a dividend in whole or partial payment of the accrued dividend for the earliest period or periods for which dividends are then delinquent, and shall be so designated to each holder to whom payment is made thereof. The term "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the New York, New York are authorized or required by law to be closed. Until it has paid all dividends on the Series A Preferred Stock as contemplated in this Certificate, the Company may not pay dividends on any common stock, par value $0.001 per share, of the Company (the "Common Stock"), or any other stock of the Company hereafter created that is junior to the Series A Preferred Stock (together with the Common Stock, "Junior Stock").

                  2. Voting Rights. Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will not have the right to vote on matters brought before the stockholders of the Company.

                  3. Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, subject to the rights of any series of Preferred Stock that may from time-to-time come into existence and which is expressly senior to the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to be paid in cash out of the assets of the Company an amount per share of Series A Preferred Stock equal to 100% of the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus accrued but unpaid dividends (the "Liquidation Preference"), for each share of Series A Preferred Stock held by each such holder. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full of the Liquidation Preference to all holders of Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  4. Conversion Rights. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

                  (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time on and after the date that is ninety (90) days after the Series A Original Issue Date into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred Stock being converted.


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                  (b) Forced Conversion. The Company may require conversion of the Series A Preferred Stock at the Conversion Price (if such holder has not already converted the Series A Preferred Stock held by it to Common Stock) if at any time the ten (10) trading day average of the Common Stock exceeds $1.50 per share.

                  (c) Series A Preferred Conversion Rate and Price. The Series A Conversion Rate shall mean the fraction, the numerator of which is equal to the Series A Original Issue Price and the denominator of which is equal to the Conversion Price in effect at the time of Conversion. By way of example but not limitation, the initial Series A Conversion Rate shall be 20 times (e.g. $10.00/$0.50). The initial conversion price for the Series A Preferred Stock shall initially be $0.50 per share (the "Initial Conversion Price"). The Initial Conversion Price at which the Preferred Stock may be converted into shares of Common Stock has been arbitrarily determined by the Company in its sole discretion and is not necessarily reflective of the Company's asset value, net worth, earnings, cash flow or any other established criteria of value. The Initial Conversion Price shall be adjusted from time-to-time in accordance with this Section 4. The Conversion Price of the Preferred Stock in effect at any time shall be subject to adjustment generally for a decrease in the price per share of the Common Stock below the Initial Conversion Price. If on the initial annual anniversary of the closing date of the Offering (the "Adjustment Date"), the 20 trading day average closing price of the Common Stock is less than the Initial Conversion Price, then the Initial Conversion Price will be adjust downward and shall be thereafter be fixed at the greater of; the 20 trading day average for the period ending with the Adjustment Date or $0.30 per share. All references to the Conversion Price herein shall mean the Initial Conversion Price as so adjusted.

                  (d) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder (or to the nominee or nominees of such holder) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's value (which shall be (1) the average of the closing prices of the securities on the American Stock Exchange (or a similar national quotation system, if so listed) over the 30 day period ending three days prior to the valuation date, or (2) if not then listed on any quotation system, the fair market value as determined in good faith by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time or from time-to-time after the Issue Date, the Series A Preferred Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and the


CERTIFICATE OF DESIGNATIONS                                          PAGE 3 OF 6
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         denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used in this
         Section 4, the term "Common Stock Event" shall mean the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock; a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise); or a combination or consolidation, by reclassification or otherwise, of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (unless the Series A Preferred Stock is combined, consolidated or reclassified on an equal basis).

                  (f) Adjustment for Stock Dividends and Distributions. If at any time or from time-to-time after the Series A Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock (or fixes a record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution) that is payable in Common Stock of the Company (a "Stock Dividend"), then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company or such subsidiary which they would have received had their Series A Preferred Stock been converted into Common Stock.

                  (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time-to-time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into a different number of shares of any class or classes of stock, whether by recapitalization or reclassification or otherwise (a "Reclassification") (other than a Stock Dividend or a Reorganization provided for elsewhere in this
         Section 4), in any such event each holder of Series A Preferred Stock shall have the right thereafter (to the extent such Series A Preferred Stock is convertible as otherwise provided herein) to convert such Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such Reclassification.

                  (h) Adjustment for Reorganizations, Mergers or Consolidations. If at any time or from time-to-time after the Series A Original Issue Date, there is a reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (a "Reorganization") (other than a Reclassification provided for elsewhere in this Section 4), as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof.

                  (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and


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         prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

                  (j) Notices of Record Date. Upon any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Stock Dividend, Reclassification or Reorganization of the Company, or any voluntary or involuntary liquidation, the Company shall mail to each holder of Series A Preferred Stock at least 20 days prior to the record date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such Stock Dividend, the date on which any such Reorganization, Reclassification or liquidation is expected to become effective, and the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Reorganization, Reclassification, or liquidation.

                  (k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's value (which shall be (1) the average of the closing prices of the securities on the American Stock Exchange (or a similar national quotation system, if so listed) over the 30 day period ending three days prior to the valuation date, or (2) if not then listed on any quotation system, the fair market value as determined in good faith by the Board of Directors) on the date of conversion.

                  (l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time-to-time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may (in the opinion of its counsel) be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                  (m) Notices. Any notice required by the provisions of this
         Section 4 shall be in writing and shall be deemed effectively given: upon personal delivery to the party to be notified; when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with


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         written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (n) Satisfaction of Accrued Dividends. Except as otherwise expressly provided, upon the conversion of any shares of Series A Preferred Stock into Common Stock as provided herein, the holders thereof shall be entitled to receive a payment in satisfaction of all accrued but unpaid dividends.

                  (o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

                  5. NO REISSUANCE OF SHARES. No shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock that the Company is authorized to issue.

                  6. NO IMPAIRMENT. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate of Designations on July 11, 2003.


                                    EDT LEARNING, INC.

                                    By: /S/ JAMES M. POWERS, JR.
                                        ------------------------
                                    James M. Powers, Jr.
                                    President


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